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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2008

DAYBREAK OIL AND GAS, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1012 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 232-7674

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (6-04)                                 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2008, Daybreak Oil and Gas, Inc.  ("Daybreak"), as seller, entered into a definitive purchase and sale agreement to sell its Tuscaloosa Project properties located in Tensas and Franklin Parishes, Louisiana for $8 million dollars to Lasso Partners , LLC.  The transaction will close in two tranches; the first closing for $2 million, representing 25% of Daybreak's working interest, closed on January 18, 2008.  The second closing in the amount of $6 million is scheduled for March 31, 2008, for the remaining 75% of the Company's working interest.  The sale includes Daybreak's interests in the Tensas Farms A-1, B-1, F-1, F-2 and F-3 wells; and all of its remaining acreage and infrastructure in the project area.  Under terms of the PSA, the effective dates for the respective closings will be January 1, 2008 and, March 1, 2008 and are subject to customary closing conditions.

The foregoing description is qualified by reference to our press release announcing an agreement to sell its Tuscaloosa Project properties located in Tensas and Franklin Parishes, Louisiana, which is filed as Exhibit 99.1 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

The information included under Item 1.01 “Entry into a Material Definitive Agreement” of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

A copy of the press release announcing the agreement to sell its Tuscaloosa Project properties located in Tensas and Franklin Parishes, Louisiana for $8 million dollars is attached hereto as Exhibit 99.1 and the information contained therein is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK OIL AND GAS, INC.

By: /s/ James F. Westmoreland
James F. Westmoreland, Chief Financial Officer

Date:  January 22, 2008

Exhibits

99.1
Press release issued by Daybreak Oil and Gas, Inc. on January 22, 2008, announcing the agreement to sell its Tuscaloosa Project properties located in Tensas and Franklin Parishes, Louisiana for $8 million dollars.